Exhibit 99.1

Right People.  Right Products.  Right Market.
David T. Taber, President & CEO

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Forward-Looking Statements
Sandler O’Neill + Partners, L.P.
West Coast Financial Services Conference
March 8, 2011
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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Company Profile
Headquarters
Rancho Cordova, CA
a Suburb of Sacramento

Founded	Total Assets
1983	$579 million

Shareholders’ Equity	3-Month Average Volume
$90 million	12,428 shares per day

Insider Ownership	Institutional Ownership
7%	41%

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Diverse and Large Market
$38 Billion in Deposit Potential*
*FDIC market share data for Amador, Placer, Sacramento and Sonoma Counties as of June 30, 2010

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Strategic Direction
Organic Growth in Markets We Currently Serve:
▪	Low-cost core deposits
▪	Focus on credit quality

Business Banking Niches that Differentiate Us:
▪	Small business – sales between $1 – $30 million
▪	High Net Worth individuals (business owners)
▪	Business Niches: Building Trades, Wholesalers, Manufacturers, Professionals, Faith Based, Fiduciaries and Property Managers.

Relationship Banking:
▪	Focus not only on the business itself, but its owners, their families and their employees
▪	Provide 360 degree banking needs for each relationship

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Diversified Loan Composition
As of  December 31, 2010

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Asset Quality
Non-Performing Assets 12/31/10
Non-performing Assets Dollars in thousands	September 30, 2010	December 31, 2010
Loans that are current to term*	$4,504	$3,004
Past due	20,398	19,567
Other real estate owned (net)	3,067	2,696
	$27,969	$25,267

* loans that are current (less than 30 days past due) pursuant to original or modified terms As of December 31, 2010

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Success is in the Deposit Mix
Total Deposit Mix
Average Account Balances:

Non-interest checking:	$19,000
Interest checking:	$19,000
Money market:	$128,000

Overall Cost of Deposits (4Q’10):
0.57%
As of  December 31, 2010

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Core Earnings
Strong & Stable Interest Margin Through Rate Cycles

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Core Earnings
Net Income vs. Income Before Credit Costs

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The AMRB Difference

Strong Core Deposit Base:  Low cost funding drives profitability

Organic Growth Opportunities:  The four combined counties in which we operate had a total of $38 billion deposits as of June 30, 2010

Strategic Growth Opportunities: Strong capital and liquidity for acquisitions

Business Banking Niches that Differentiate: Small business – sales between $1 – $30M

Relationship Banking: Focus not only on the business itself, but its owners, their families and their employees

Proven Track Record of Efficiency and Bottom Line Focus:  AMRB has posted positive earnings per share since 1984 and efficiency ratios well below our peers

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